Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-217028

Aberdeen Standard Gold ETF Trust

(the “Trust”)

Supplement dated November 30, 2018 to the Prospectus dated March 30, 2017

This Supplement dated November 30, 2018 amends and supplements the prospectus for the Trust dated March 30, 2017, as supplemented to date (the “Prospectus”), and should be read in conjunction with, and must be delivered with, the Prospectus.

Effective December 1, 2018, Aberdeen Standard Investments ETFs Sponsor LLC (the “Sponsor”) has agreed to reduce the rate used to calculate the remuneration due to the Sponsor (the “Sponsor’s Fee”) from an annualized rate equal to 0.39% of the Adjusted Net Asset Value of the Trust to an annualized rate equal to 0.17% of the Adjusted Net Asset Value of the Trust. Accordingly, effective as of December 1, 2018, the Prospectus is hereby amended as follows:

•	In the section entitled “THE OFFERING,” under the heading “Sponsor’s Fee,” the first sentence is deleted in its entirety and replaced with the following:

The Sponsor’s Fee accrues daily at an annualized rate equal to 0.17% of the adjusted NAV (“ANAV”) of the Trust and is payable in-kind in gold monthly in arrears.
•	In the section entitled “BUSINESS OF THE TRUST,” under the heading “Trust Expenses,” the first sentence of the second paragraph is deleted in its entirety and replaced with the following:

The Sponsor’s Fee accrues daily at an annualized rate equal to 0.17% of the ANAV of the Trust and is payable monthly in arrears.

•	In the section entitled “BUSINESS OF THE TRUST,” under the heading “Hypothetical Expense Example,” the table is deleted in its entirety and replaced with the following:

	Year
	1	2	3
Hypothetical gold price per ounce	$1,200.00	$1,200.00	$1,200.00
Sponsor’s Fee	0.17%	0.17%	0.17%
Shares of Trust, beginning	100,000	100,000	100,000
Ounces of gold in Trust, beginning	10,000	9,983	9,966
Beginning adjusted net asset value of the Trust	$12,000,000	$11,979,600	$11,959,236
Ounces of gold to be delivered to cover the Sponsor’s Fee	17.00	16.97	16.94
Ounces of gold in Trust, ending	9,983	9,966	9,949
Ending adjusted net asset value of the Trust	$11,979,600	$11,959,236	$11,938,908
Ending NAV per share	$119.80	$119.59	$119.39

The Prospectus remains unchanged in all other respects. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Prospectus.